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                                                                   Exhibit 99.1

[LOGO OF MILLENNIUM CHEMICALS]
         ----------------------------------------------------------------------
         NEWS RELEASE


                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------
Contact: Thomas Van Valkenburgh
         Manager - Investor Relations
         (410) 229-8113


                 MILLENNIUM CHEMICALS ANNOUNCES EFFECTIVENESS OF
                             REGISTRATION STATEMENTS

Hunt Valley, Maryland, September 24 -- Millennium Chemicals (NYSE: MCH) announced today that the registration statements on Form S-4 (File No. 333-106132) and Form S-3 (File No. 333-113841) of Millennium Chemicals and Millennium America Inc., a wholly-owned subsidiary of Millennium Chemicals, have been declared effective by the Staff of the Securities and Exchange Commission.

The registration statement on Form S-4 relates to $100,000,000 aggregate principal amount of Millennium America's 9-1/4% Senior Notes due 2008, which are unconditionally guaranteed by Millennium Chemicals. The new notes are being offered in exchange for an equal principle amount of the Company's 9-1/4% Senior Notes due 2008, which were issued on April 25, 2003 pursuant to exemptions from registration under applicable securities laws. The new notes have the same interest rate, maturity and redemption rights as the previously outstanding notes. Upon completion of the exchange offer, liquidated damages will cease accruing on the notes.

The registration statement on Form S-3 relates to $150,000,000 aggregate principal amount of the Millennium Chemicals' 4% Convertible Senior Debentures due 2023, which are unconditionally guaranteed by Millennium America. The debentures were issued on November 25, 2003 pursuant to exemptions from registration under applicable securities laws. The effectiveness of the registration statement will enable holders to resell their debentures (or shares of Millennium Chemicals' common stock into which the debentures may be converted) in the public markets as described in the prospectus relating thereto. In addition, as a result of the effectiveness of the registration statement, liquidated damages will cease accruing on the debentures.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

o The second-largest producer of TiO[u]2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of silica gel and cadmium/based pigments;

o The second-largest producer of acetic acid and vinyl acetate monomer in North America;

o    A leading producer of terpene-based fragrance and flavor chemicals; and,



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Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.